Exhibit 1.2

EXECUTION VERSION

Pricing Agreement

Goldman, Sachs & Co.,

Wachovia Capital Markets, LLC,

  As Representatives of the several

Underwriters named in Schedule I hereto,

c/o Goldman, Sachs & Co.,

85 Broad Street,

New York, New York 10004.

October 6, 2004

Ladies and Gentlemen:

Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated October 6, 2004 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities” consisting of Firm Designated Securities and any Optional Securities the Underwriters may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Firm Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the

Underwriters shall exercise the election to purchase Optional Securities, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set out in Schedule II hereto that portion of the principal amount of Optional Securities as to which such election shall have been exercised.

The Company hereby grants to each of the Underwriters the right to purchase at their election up to the principal amount of Optional Securities described below on the terms referred to in the paragraph above for the sole purpose of covering over-allotments in the sale of the Firm Designated Securities. The principal amount of Optional Securities, if any, to be added to the principal amount of Firm Designated Securities to be purchased by each Underwriter shall be that proportion of the Optional Securities described in Schedule II hereto which the principal amount of Firm Designated Securities to be purchased by such Underwriter bears to the aggregate principal amount of Firm Designated Securities (rounded as the Representatives may determine to the nearest $1,000 principal amount). Any such election to purchase Optional Securities may be exercised by written notice from the Representatives to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

2

If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Everest Reinsurance Holdings, Inc.

By:	/s/ Stephen L. Limauro
Name:	Stephen L. Limauro
Title:	Executive Vice President & Chief Financial Officer

Accepted as of the date hereof:

As Representatives of the Underwriters Named in Schedule I hereto:

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

Wachovia Capital Markets, LLC

By:	/s/ William W. Ingram
Managing Director

3

SCHEDULE I

Underwriter	Principal Amount of Firm Designated Securities to Be Purchased
Goldman, Sachs & Co.	$100,001,000
Wachovia Capital Markets, LLC	$100,001,000
Citigroup Global Markets Inc.	$16,666,000
Deutsche Bank Securities Inc.	$16,666,000
J.P. Morgan Securities Inc.	$16,666,000

Total	$250,000,000

I-1

SCHEDULE II

Title of Designated Securities:

5.40% Senior Notes due 2014

Aggregate Principal Amount:

$250,000,000

Maximum Aggregate Principal Amount of Optional Securities:

NONE

Price to Public:

99.831% of the principal amount of the Designated Securities, plus accrued interest, if any from October 12, 2004.

Purchase Price by Underwriters:

99.181% of the principal amount of the Designated Securities, plus accrued interest, if any from October 12, 2004

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery.

Specified Funds for Payment of Purchase Price:

New York Clearing House same-day funds

Accountants’ Letter to be Delivered on Date of Pricing Agreement:

Yes.

Time of Delivery:

10:00 a.m. (New York City time) on October 12, 2004

Indenture:

Indenture, to be dated as of March 14, 2000 (the “Original Indenture”), between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as Trustee, as supplemented by the Third Supplemental Indenture, to be dated as of October 12, 2004 (the “Third Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between the Company and the Trustee.

Maturity:

October 15, 2014

II-1

Interest Rate:

5.40%

Interest Payment Dates:

October 15 and April 15, commencing April 15, 2005

Redemption Provisions:

The Designated Securities are redeemable, in whole or in part, at the option of the Company at the redemption prices set forth in the Third Supplemental Indenture plus, in each case, accrued and unpaid interest on the Designated Securities to the date of redemption.

Sinking Fund Provisions:

No sinking fund provisions

Defeasance Provisions:

The defeasance and covenant defeasance provisions of the Indenture will apply to the Designated Securities.

Closing Location for Delivery of Designated Securities:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Names and Addresses of Representatives:

Designated Representatives:

Goldman, Sachs & Co.

Wachovia Capital Markets, LLC

Address for Notices, etc.:

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

II-2